Ex. 99.2 Press Release

PRESS RELEASE

Contact:
Matthew Jones
Chief Financial Officer
Convera Corporation
703 761 3700
mjones@convera.com

Convera® Corporation closes merger with Firstlight ERA

Vienna, Va., February 11, 2010 — Convera Corporation (NASDAQ: CNVR) - www.convera.com - announced today the closing of a merger of Convera’s operating subsidiaries with Vertical Search Works, Inc., a parent company of Firstlight Online Limited (a UK company) effective on February 9, 2010, pursuant to the previously announced merger agreement.

Upon the merger, Convera owns 33.3% the total outstanding common stock of Vertical Search Works, subject to certain adjustments which may enable Convera to own up to 42% of Vertical Search Works prior to the distribution.  The original shareholders of Vertical Search Works own the remaining shares of the new company.